Exhibit 10.1

CANAFRA MINERAL EXPLORATION CORP.

STELLAR RESOURCES LTD.

FARM-IN AGREEMENT

FARM-IN AGREEMENT

THIS AGREEMENT made on this __________ day of September, 2008:

BETWEEN:

Canafra Mineral Exploration Corp.
of 303-1030 Hamilton Street, Vancouver, BC, V6B2R9 and its Partner Two Drums G & C
Company Limited of Mbeya Tanzania
(hereinafter called, "Canafra")

OF THE FIRST PART

And:

Stellar Resources Ltd.,
of 375 North Stephanie Street, Suite 1411, Henderson, NV 89014-8909
(hereinafter called, "Stellar")

OF THE SECOND PART

BACKGROUND

1.        Stellar has represented the following:

A.	Stellar is a corporation incorporated under the laws of the State of Nevada, in the United States of America;

B.	Stellar is a reporting company in the State of Nevada, in the United States of America;

C.	The common shares of Stellar are listed in the United States of America and on the Over the Counter Bulletin Board (“OTCBB”);

D.	Stellar has issued 28,640,196 of its common shares.

2.        Canafra has represented the following:

A.
That Canafra Mineral Exploration Corp. and Two Drums G & C are private corporations incorporated under the laws of British Columbia and Tanzania respectively with registered offices at 1681 West 7th Avenue Vancouver, British Columbia V6J 1S4 and Mbeya Tanzania respectively;

B.
Canafra owns 100% of three Mining and Prospecting Licenses the Granted Mining and Prospecting Concessions consisting of approximately 26 square kilometers more or less, in the Chunya mining district Mbeya Tanzania which upon receipt of the formal licensing documentation will form part of this Agreement free and clear of all liens, charges and encumbrances.

3.        Proposal

Subject to Canafra supplying to Stellar within 90 days of the execution of this Agreement the Mining and Prospecting Licenses showing the geographic coordinates, the parties agree as follows:

A.
The proposed terms of this Agreement are generally described as an aggregate payment of $1,100,000.00 towards working capital and exploration expenditure, and the issue of 4,000,000 restricted common shares.

B.
Canafra agrees to grant Stellar or its nominee the right to earn up to 50% Net Profit Interest in the Granted Mining and Prospecting Concessions on and subject to the terms and conditions contained in this Agreement

C.	Canafra and Stellar wish to execute this Agreement to record their entire understanding of the basis upon which Stellar will Farm-In to the Granted Mining and Prospecting Concessions.

D.	The Parties hereby enter into this Agreement to set out the terms on which Stellar may earn up to 50% Net Profit Internet in the Granted Mining and Prospecting Concessions.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement:

STELLAR Farm-In Interest means the Farm-In Agreement entered into between Stellar and Canafra as identified in Recital B;

Act means the legislation and other laws, regulations or statutory instruments of the Republic of Tanzania regulating the application, grant and working of mining tenements and any amendment or statutory replacements of that.

Activities means mining exploration and exploitation (and any related) activities within the tenements comprising the Granted Mining and Prospecting Concessions.

Agreement means this Farm-In Agreement and includes any schedules or annexures.

Business Day means a day on which all the major trading banks are open for business in New York.

Declared Encumbrances and Royalties means those royalties and other third party interests relating the Granted Mining and Prospecting Concessions.

Drilling means drilling, evaluation and completing for production or plugging and abandoning.

Effective Date means the date of this Agreement.

Encumbrance means a mortgage, charge, bill of sale, lien, pledge, plaint, writ, warrant, caveat, royalty interest, Net Profit interest or other third party interest, right, claim or demand.

Farm-In Interest means 50% Net Profit Interest in the Granted Mining and Prospecting Concessions.

Farm-In Obligations means the obligations to be assumed by the Operator under this the Agreement, as set out under clause 4.4.

Farm-In Costs means the costs incurred by the Operator of the Granted Mining and Prospecting Concessions, as set out under clause 4.5.

Granted Mining and Prospecting Concessions means the tenements relating to mining exploration and exploitation concession listed in Schedule “A” and including any part of, any and all renewals of, modifications to, conversions of, substitutions for or any additions to those tenements.

JORC means the Joint Ore Reserve Committee code for reporting of mineral resources and ore reserves as stated in appendix 5A of the Listing Rules.

Lease has the same meaning as in the Act

Operator for the sole purposes of the Farm-In Operations is Canafra Mineral Exploration Corp.

Net Profit Interest means: - the net profit derived from the concession after all the Hard and Soft costs have been paid.  Hard Cost include but are not limited to equipment costs, mining costs, smelting costs, staff costs, labour costs, exploration costs while Soft Costs include but are not limited to royalties, administration costs, travel costs, interest, financing costs, consulting costs and other allowable costs.

Participating Interest means, in relation to a Party, the proportionate Net Profit Interest expressed as a percentage of the Party.

(a)	a proportionate interest in any resources discovered or recovered from the Granted Mining and Prospecting Concessions; and

and which Participating Interest carries with it the obligations expressed, referred to or implied in this Agreement.

Party or Parties means a party or the parties to this Agreement.

Statutory Encumbrances and Royalties means the encumbrances and royalties imposed under the Act;

1.2	Interpretation

In this Agreement:

(a)	reference to a person includes any other entity recognised by law;

(b)	the singular includes the plural and vice versa;

(c)	words importing one gender include every gender;

(d)	any reference to any of the Parties by their defined terms includes that party's executors, administrators or permitted assigns or, being a company, its successors or permitted assigns;

(e)	an agreement, representation, or warranty on the part of two or more persons binds them jointly and severally;

(f)	an agreement, representation, or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(g)	clause headings are for reference purposes only;

(h)	references to currency are to American currency unless otherwise stated;

(i)	reference to an Annexure or Schedule is a reference to the corresponding Annexure or Schedule to this Agreement;

(j)	reference to a statute, ordinance, code, or other law includes regulations and other instructions under it and consolidations, amendments, re-enactments, or replacements of it.

2.	Paramount Agreement

2.1	Stellar Farm-in Agreement Paramount

The Parties acknowledge and agree that the Stellar Farm-In Agreement is paramount to this Agreement and Stellar will remain responsible for ensuring compliance thereunder.

2.2	Notices

Canafra will forward to Stellar immediately on receipt a copy of any notices, reports or correspondence (including without limitation any Default Notice or Notice of Termination) received by Canafra under this Farm-In Agreement.

If for any reason the Stellar Farm-In Agreement is terminated in accordance with its terms prior to Stellar receiving an assignment and transfer of the 50% Net Profit Interest, then this Agreement must terminate immediately.

Neither Party will be liable to the other for any failure of any provision of this Agreement that is contingent upon the operation of a provision of the Stellar Farm-In Agreement provided that Stellar must use every reasonable effort to ensure that any such provision of the Stellar Farm-In Agreement is complied with as required in clause 2.1.

3.	REGULATORY APPROVAL

3.1	Condition Subsequent

Any provision of this Agreement which constitutes regulatory approval will have no force or effect until such regulatory approval has been obtained and, if appropriate, so registered.

4.	FARM-IN ASSIGNMENT

4.1	Farm-In Consideration

The total value for 50% Net Profit Interest in the Canafra Concession is US$1,100,000. Stellar will earn its actual Net Profit Interest at a vested rate of 10% based on its funding efforts. Therefore, for example, if Stellar funds Canafra US$550,000 and either party terminates the Agreement for any reason, Stellar would have earned 2.5% Net Profit Interest in the Mining

Concession., If Stellar fails to earn its full interest and the agreement terminates, Canafra will have the option of purchasing Stellars’ vested interest at a discount of 50% to the funds invested.

The project is broken down into three (3) major Phases. Descriptions of each Phase, along with the obligations of both Parties, are in general terms detailed: below.  Canafra will collaborate with Stellar on obtaining technical expertise and equipment.

Phase I

The conditions outlined in Phase I are Subject to Canafra supplying to Stellar within 90 days of the execution of this agreement the Mining and Prospecting Licenses showing the geographic coordinates.  The time frames stated below will begin upon this condition being met.

Canafra will perform the following work on the Mining Concession within 180 days of execution of this Agreement or within a time frame that is mutually agreed upon taking into consideration mobilization times and conditions.  Subject to the advice of Canafra’s geologist and agreed to by all parties they could include

(a)            Geologic Mapping and prospecting (rock sampling)

(b)            Soil Sampling

(c)            Trenching

(d)            Administrative activities

Stellar will provide to Canafra US, $380,000in the timeframe set forth below, as part of the opportunity to earn its Farm-In Interest, as well as provide Canafra the necessary financial resources to perform the above-mentioned work:

(a)            US $60,000 payable within 30 days of execution of this Agreement;

(b)            US $80,000 payable within 60 days of execution of this Agreement;

(c)            US $80,000 payable within 90 days of execution of this Agreement;

(d)            US $80,000 payable within 120 days of execution of this Agreement; and

(e)            US $80,000 payable within 150 days of execution of this Agreement.

Phase II

Canafra will perform the following work on the mining concessions with 90 days of the completion of phase I or within a time frame that is mutually agreed upon taking into consideration mobilization times and conditions.  Subject to the advice of Canafra’s geologist and agreed to by all parties they could include

(a)            An induced polarization investigation

(b)            A gravity investigation

(c)            A magnetic investigation

(d)            Administrative activities

Additionally, Stellar will provide to Canafra 2,000,000 Rule 144 restricted commons stock to secure its right to further earn its Farm-In Interest, subject to the successful completion of Phase I.

Stellar will also provide to Canafra subject to the successful completion of Phase II and geological reports rationalizing the expenditure. $380,000 to be paid within 30 days of the presentation of the geological reports.

Phase III

Canafra will perform the following work on the mining concessions with 90 days of the completion of phase II or within a time frame that is mutually agreed upon taking into consideration mobilization times and conditions.  Subject to the advice of Canafra’s geologist and agreed to by all parties they could include

(a)            Diamond Drilling

(b)            Administrative activities

Stellar will provide to Canafra a further 2,000,000 Rule 144 restricted common stock to secure its right to further earn its Farm-In Interest, subject to the successful completion of Phase II.

Stellar will also provide to Canafra US$340,000 subject to the successful completion of Phase II and Geological Reports rationalizing the expenditure to be paid within 30 days after the presentation of the Geological Reports.

4.2	Assignment

(a)
With effect from the Effective Date and upon Stellar paying all of the monies as set out in clause 4.1 above, Canafra will assign to Stellar 50% Net Profit Interest in the Granted Mining and Prospecting Concessions, free of any Encumbrances (apart from Statutory Encumbrances and Royalties and the Declared Encumbrances and Royalties).

4.3	Assumption

Stellar accepts the Farm-In Interest assigned to it under clause 4.1 and assumes and agrees to be bound by the Farm-In Obligations which accrue, on or after the Effective Date.

4.4	Scope of the Farm-In Obligations

With effect from the Effective Date, Canafra's Farm-In Obligations are:

(a)	to maintain the good standing of the Granted Mining and Prospecting Concessions;

(b)	Canafra to provide the legal description of the Mining Exploitation Concessions within 90 days upon execution of this agreement, which will form part of the attached Schedule “A” to this Agreement.

(c)	to undertake exploration activities as agreed between Canafra and Stellar and to prove the resources in the Granted Mining and Prospecting Concessions to compliant standards; and

4.5	Scope of the Farm-In Costs

(a)	Stellar is to fund 100% of the costs arising from the Farm-In Obligations;

(b)	Stellar is to fund the budget for the basic administration of accounting records in Vancouver, attached hereto as Schedule “C” to this Agreement;

(c)
Stellar is to fund the budget for the operation of an office in Dar es Salaam and basic administration activities for such office.  The budget is attached hereto as part of Schedule “C” to this Agreement.

5.	CANAFRA’S OBLIGATIONS

5.1	Canafra's obligations

Canafra must during the period from the Effective Date to the date upon which the Farm-In Interest is assigned to Stellar, hold or ensure that a sufficient undivided percentage interest in the Granted Mining and Prospecting Concessions is kept free of all Encumbrances (other than the Statutory Encumbrances and Royalties and the Declared Encumbrances and Royalties) so as to be able to provide the Farm-In Interest to Stellar in accordance with this Agreement.

6.	OPERATOR

6.1	Appointment of Canafra Mineral Exploration Corp.

Canafra Mineral Exploration Corp. (“Canafra”) will be the Operator solely for the purpose of carrying out the Activities and that Canafra will have the exclusive right to conduct and manage the tenements comprising the Grant Mining Concession and must perform any Activity in accordance with good mining exploration practice and all applicable legislation, regulations and codes of practice.

6.2	Responsibilities of Canafra

Canafra must:

(a)	keep Stellar fully and immediately informed of all material matters concerned with the undertaking of the Activities; and

(b)	if required by Stellar, provide Stellar with such written reports concerning the Activities and to keep the Granted Mining and Prospecting Concessions in good standing.

6.3	Authority

Canafra must not bind or commit (or purport to bind or commit):

(a)	Stellar in any way whatsoever or hold (or purport to hold) it out as having authority to do so, except in accordance with this Agreement or with Stellar’s prior written consent; or

(b)	issue any public statement or communication in any way directly or indirectly affecting Canafra other than with Stellar’s prior written consent.

6.4	Canafra’s liability

If Canafra incurs liability to a third party (other than Farm-In Costs incurred in the discharge of its Farm-In Obligations), then Canafra must indemnify and keep indemnified Stellar for all of that liability.

7.	INFORMATION

7.1	Provision of Information

Canafra will provide Stellar with all Activities information and copies of all related statements, reports and records that are in possession, or under the control, of Canafra as Stellar may reasonably require.

7.2	Confidentiality

All data, reports, records and other information relating to the Granted Mining and Prospecting Concessions which is disclosed to either of the Parties will be kept strictly confidential by the Party to which disclosure is made, except where:

(a)	the other Party consents to the disclosure of that information to a third party;

(b)	a Party is required to disclose that information pursuant to any law;

(c)	it is necessary to disclose that information to the Party’s professional advisors, bankers or to a bona fide potential assignee of that Party's Participating Interest under this Agreement; or

(d)	the disclosure is necessary to a Related Body Corporate of the Party, a Party's seed capitalists, substantial shareholders, underwriters or investors.

8.	CANAFRA warranties

8.1	Warranties

Canafra represents and warrants to Stellar that as at the Effective Date:

(a)
Canafra has the necessary power and authority, and all necessary corporate and other action has been taken to enable it, to enter into and perform its obligations under this Agreement and each further document and assurance required under Clause 16 of this Agreement;

(b)
this Agreement does not conflict with, constitute or result in a breach or default of Canafra’s constituent documents, or the terms or provisions of any agreement, writ, deed, order, injunction, judgement, law, rule or regulation to which Canafra is a party or by which Canafra is bound;

(c)	Canafra will duly and punctually perform and discharge all of its obligations imposed upon it under this Agreement;

(d)	Stellar, subject to the satisfaction of this Farm-In Agreement, will have a right to a 50% Net Profit Interest in the Granted Mining and Prospecting Concessions;

(e)
Stellar can assign to a third Party the Net Profit Interest to be earned by Stellar in accordance with this Agreement, with written approval by Canafra such approval not to be unreasonably denied other than in respect of:

(i)	Statutory Encumbrances and Royalties; and

(ii)	the Declared Encumbrances and Royalties;

and

(f)
no part of the area comprising the Granted Mining and Prospecting Concessions has been relinquished or surrendered, and there are no circumstances or occurrences of which Stellar is aware which may jeopardise Stellar's interest in the Granted Mining and Prospecting Concessions other than disclosed in this Agreement.

8.2	Indemnity

Canafra will indemnify Stellar and keep Stellar indemnified against all liability, costs, losses and damage which Stellar suffers or incurs as a result of a breach of any warranty referred to in clause 8.1, excluding any indirect or consequential losses.

9.	STELLAR WARRANTIES

9.1	Warranties

Stellar represents and warrants to liability that:

(a)
Stellar has the necessary power and authority, and all necessary corporate and other action has been taken to enable it, to enter into and perform its obligations under this Agreement and each further document and assurance required under Clause 16 of this Agreement;

(b)
this Agreement does not conflict with, constitute or result in a breach or default of Stellar’s constituent documents, or the terms or provisions of any agreement, writ, deed, order, injunction, judgement, law, rule or regulation to which Stellar is a party or by which Stellar is bound; and

(c)	Stellar will duly and punctually perform and discharge all of its obligations imposed upon it under this Agreement.

(d)	Stellar will submit all press releases for approval to Canafra to assure acceptance by the authorities in Tanzania. Approval will not be unreasonably withheld.

9.2	Indemnity

Stellar will indemnify Canafra and keep Canafra indemnified against all liability, costs, losses and damage which Canafra suffers or incurs as a result of a breach of any warranty referred to in clause 9.1, excluding any indirect or consequential losses.

10.	ASSIGNMENT

Stellar may, with the consent of Canafra, assign all or part of its Farm-In interest under this Agreement to a third party but in any case, shall not be entitled to sell or transfer all or any part of its interest in this Agreement prior to becoming entitled to the Farm-In Interest.

(a)
In this clause, the expressions "consideration, "input tax credit", "supply", "tax invoice", "recipient" and "taxable supply" have the meanings given to those expressions in accordance with Nevada State Tax.

(b)	Unless otherwise expressly stated, all amounts, prices and other sums stated in and consideration to be provided under or in accordance with this Agreement are exclusive of tax.

(c)
If GST is imposed on any supply of services in British Columbia, under or in connection with this Agreement, the recipient of the taxable supply must pay to the supplier an additional amount equal to the GST payable on or for the taxable supply subject to the recipient receiving a valid tax invoice in respect of the supply at or before the time of payment. Payment of the additional amount must be made at the same time as payment for the taxable supply is required to be made in accordance with this Agreement.

11.	NOTICES

11.1	Service

Any notice, approval, request, demand or other communication (notice) to be given for the purposes of this Agreement must be in writing and must be served personally or sent by ordinary or registered mail (airmail if overseas) to the address of the Party specified in Schedule “A” Item 2, or any other address as that Party may notify the other parties, in writing, from time to time or by facsimile transmission to the facsimile number of that Party specified in Schedule “A” Item 2 (if any) or any other facsimile number as that Party may notify the other Parties, in writing, from time to time.

11.2	Receipt

A notice given:

(a)	personally is served upon delivery;

(b)	by post (other than overseas airmail) is served three business days after posting;

(c)	by overseas airmail is served seven business days after posting;

(d)
by facsimile transmission is served upon receipt of a transmission report by the machine from which the facsimile was sent indicating that the facsimile had been sent in entirety to the facsimile number of the receiving Party specified in Schedule “A” Item 2 or any other number as may have been notified by the receiving Party to the other Party and if the facsimile has not been completely transmitted by 5.00 pm (determined by reference to the time of day at the recipient's address) it is deemed served on the next business day.

12.	STAMP DUTY AND COSTS

12.1	Stamp Duty

Stellar must pay any stamp duty (if necessary) on or arising in connection with this Agreement and any other related documentation.

12.2	Costs

Each Party must bear its own legal and other costs and expenses arising directly or indirectly with respect to the preparation, execution, completion and performance of this Agreement or any other related documentation.

13.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and must be construed in accordance with the laws of the State of Nevada, Canada and of the United Republic of Tanzania for the time being in force, and the parties agree to submit to the non-exclusive jurisdiction of the courts of that jurisdiction.

WAIVER:  The failure or omission of a Party at any time to:

(a)	enforce or require the strict observance of or compliance with any provision of this Agreement; or

(b)	exercise any election or discretion under this Agreement, will not operate as a waiver of them or of the rights of a Party, whether Stellar or implied, arising under this Agreement.

14.	TERMINATION

This agreement may be terminated by either party if the other party is in breach of any of the clauses of this agreement.  If a party is in breach the second party may in writing within 30 days of the breach give notice under section 11 of this agreement to the party in breach that they wish to terminate the agreement.  The agreement will be terminated upon the party in breach receiving notice under section 11 of the wish to terminate by the second party.

15.	CUMULATIVE RIGHTS

The rights or remedies conferred on any Party by this Agreement are in addition to all rights and remedies of that Party at law or in equity.

16.	FURTHER ASSURANCE

Each Party must sign, execute and complete all such further documents as may be necessary to effect, perfect or complete the provisions of this Agreement and the transactions to which it relates.

17.	EXECUTION BY COUNTERPARTS

(a)	This Agreement may consist of one or more counterpart copies.

(b)	All counterparts of this Agreement, when taken together, constitute the one document.

18.	MERGER

This Agreement remains and continues in full force and effect after the Effective Date in respect of any matters, agreements, rights, obligations and warranties contained in this Agreement.

19.	SOLE AGREEMENT

(a)
This Agreement constitutes the sole understanding of the Parties with respect to its subject matter and with respect to the rights and obligations of the Parties and replaces all other agreements with respect thereto.

(b)	No modification or alteration of the terms of this Agreement is binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

EXECUTED as an agreement on this _______ day of August, 2008.

Executed by CANAFRA MINERAL EXPLORATION CORP.	) )
Authorized Signatory		Witness
Name		Per:

Executed by TWO DRUM G & C COMPANY LIMITED	) )
Authorized Signatory		Witness
Name		Per:

Authorized Signatory	Witness
Name	Per:

Executed by STELLAR RESOURCES LTD.	) )
Authorized Signatory		Witness
Name		Per:

SCHEDULE “A”

1.	GRANTED MINING AND PROSPECTING CONCESSIONS

Mining and Prospecting Licenses of the Granted Mining and Prospecting Concessions consisting of approximately 26 square kilometers more or less, in the Chunya Mining District, Mbeya, Tanzania.

2.	ADDRESS FOR NOTICES

To:	Canafra Mineral Exploration Corp.
& Two Drum G & C Company Limited:

303-1030 Hamilton Street
Vancouver, British Columbia
Canada V6C 1E1
Fax: (604) 734-7601
Email: canafra@shawcable.com

  And To:

 Stellar Resources Ltd.:
 375 North Stephanie Street, Suite 1411
 Henderson, NV 89014-8909
 U.S.A.
 Fax: (702) 547-3552
 Email: info@stellar-resources.com

SCHEDULE “B”
Deed of Assignment

THIS DEED is made on the _______ day of August, 2008

BETWEEN:

Canafra Mineral Exploration Corp.,
& Two Drum G & C Company Limited,
303-1030 Hamilton Street, Vancouver, BC, V6B 2R9, Canada

("Canafra").

And:

Stellar Resources Ltd.,
375 North Stephanie Street, Suite 1411, Henderson, NV 89014-8909, USA

("Stellar").

RECITALS

A.
Canafra along with its Partner Two Drum G&C Company limited is the beneficial owner of a 100% interest in certain mining and prospecting Licenses which shall part of this Agreement “the Granted Mining and Prospecting Concessions”.

B.
Pursuant to the terms of a farm-in agreement between Canafra and Stellar, Canafra agrees to assign to Stellar, upon Stellar discharging certain financial obligations required under that Agreement, a 50% Net Profit Interest in the Granted Mining and Prospecting Concessions.

C.
Stellar agrees to discharge the financial obligations required under the Stellar / Canafra Farm-In Agreement, entitling it to the 50% Net Profit Interest in the properties described herein and accordingly the parties have entered into this deed in order to effect the above assignment.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed, words have the same meaning as defined in the Stellar / Canafra Farm-In Agreement and:

'Assigned Interest' means the 50% Net Profit Interest in the Granted Mining and Prospecting Concessions.

1.2	Interpretation Rules

In this deed, unless the context otherwise requires:

(a)	a word importing the plural includes the singular and vice versa;

(b)	a reference to either of the parties includes its permitted successors and assigns;

(c)	a reference to any statute includes any proclamations, declarations, regulations and other instruments made or issued under that statute;

(d)	headings are for convenience only and do not affect the interpretation of this Deed; and

(e)	references to clauses, paragraphs and schedules are references to clauses, paragraphs and schedules of this Deed.

1.3	No Partnership

Nothing in this Deed, or in the relationship between Canafra and Stellar, will be construed as creating a partnership in any sense between them.

2.	ASSIGNMENT

With effect from the Effective Date, Canafra assigns and transfers Following the completion by Stellar of its financial obligations as set out above to Stellar a 50% Net Profit Interest in and to the Assigned Interest, and Stellar accepts that assignment.

3.	ASSUMPTION

(a)
Stellar accepts the Assigned Interest assigned to it and assumes and agrees to be bound by all of the obligations which accrue, on or after the Effective Date, in relation to the Assigned Interest in every way as if Stellar had held that Assigned Interest at all time in lieu of Canafra.

(b)
Canafra to the extent that the obligations relate to the Assigned Interest in and to the Granted Mining and Prospecting Concessions, assigned and transferred to Stellar, hereby consents to such assignment and transfer to Stellar.

4.	COSTS AND STAMP DUTY

(a)	The parties will bear their own legal costs arising out of the preparation, negotiation and execution of this Deed.

(b)	Stellar will bear all stamp duty and registration fees payable on this Deed (if necessary).

5.	MISCELLANEOUS

(a)	This Deed will be binding upon and inure for the benefit of the parties and their respective successors.

(b)	This Deed will be governed by and construed in accordance with the laws of Tanzania, Canada and the State of Nevada.

(c)	The parties submit to the non-exclusive jurisdiction of the courts of Tanzania, Canada and the State of Nevada and all courts competent appeals therefrom.

(d)	This Deed may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one and the same instrument.

(e)	Each of the parties will take such steps, execute all such documents and do all such acts and things as may be reasonably required by any other party to give effect to the intent of this Deed.

(f)	Each of the parties agrees to forward a copy of any notice issued or received to each of the other parties.

(g)	Each attorney executing this deed states that he has no notice of the revocation of his power of attorney.

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